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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-44332) pertaining to the Key3Media Group, Inc. 2000 Stock Option and Incentive Plan and the incorporation by reference in the Registration Statement (Form S-3 No. 333-58808) and related Prospectus of Key3Media Group, Inc. for the registration of debt securities with an aggregate price not to exceed $300,000,000 of our report dated February 23, 2001, with respect to the consolidated financial statements and schedule of Key3Media Group, Inc. at December 31, 2000 and for the year then ended included in its Form 8-K No. 333-36828 filed with the Securities and Exchange Commission.


                                 /s/ Ernst & Young LLP

Los Angeles, California
June 7, 2001